Exhibit 3.3

STATUTEN		ARTICLES OF ASSOCIATION

der		of

Veraxa Biotech Holding AG (Veraxa Biotech Holding SA) (Veraxa Biotech Holding Ltd)		Veraxa Biotech Holding AG (Veraxa Biotech Holding SA) (Veraxa Biotech Holding Ltd)

mit Sitz in Zorich / Schweiz		having its registered office in Zurich / Switzerland

I.	FIRMA, SITZ, DAUER UND ZWECK DER GESELLSCHAFT	I.	COMPANY NAME, REGISTERED OFFICE, DURATION AND PURPOSE OF THE COMPANY

Artikel 1 - Firma und Sitz		Article 1 - Corporate Name and Registered Office

Unter der Firma		Under the name

Veraxa Biotech Holding AG (Veraxa Biotech Holding SA) (Veraxa Biotech Holding Ltd)		Veraxa Biotech Holding AG (Veraxa Biotech Holding SA) (Veraxa Biotech Holding Ltd)

besteht fur unbeschrankte Dauer eine Aktiengesellschaft gemass Art. 620 ff. OR mit Sitz in Zorich (die “Gesellschaft”).		a joint-stock corporation according to art. 620 et seq. of the Swiss Code of Obligations (“CO”) exists for an unlimited period, having its registered office in Zurich (the “Company”).

Artikel 2 - Zweck		Article 2 - Purpose

Die Gesellschaft bezweckt den Erwerb sowie das Halten, Verwalten und Veraussern van Beteiligungen im In- und Ausland.		The purpose of the Company is to acquire, hold, manage and sell participations in Switzerland and abroad.

Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten, Grundeigentum erwerben, belasten, veraussern und verwalten, Finanzierungen auf eigene oder fremde Rechnung vornehmen sowie Garantien und BOrgschaften fur Tochtergesellschaften und Dritte eingehen.		The Company may establish branches and subsidiaries in Switzerland and abroad, acquire, encumber, sell and manage real estate, undertake financing for its own account or for the account of third parties and enter into guarantees and sureties for subsidiaries and third parties.

II.	AKTIENKAPITAL	II.	SHARE CAPITAL

Artikel 3 - Aktienkapital und Aktien		Article 3 - Share Capital and Shares

Das Aktienkapital betragt CHF 100’000.00 und ist eingeteilt in 100’000 Namenaktien zu je CHF 1.00.		The share capital amounts to CHF 100,000.00 and is divided into 100,000 registered shares with a par value of CHF 1.00 each.

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Die Aktien sind vollstandig liberiert.	The shares are paid up in full.

Artikel 4 - Form der Aktien	Article 4 - Form of Shares

Die Gesellschaft kann ihre Namenaktien als Einzelurkunden, Globalurkunden, einfache Wertrechte im Sinne des OR (in der jeweils geltenden Fassung) oder als Bucheffekten ausgestalten.	The Company may issue its registered shares in the form of single certificates, global certificates, simple uncertified securities within the meaning of the CO (as amended from time to time) or intermediated securities.

Der Aktionar kann von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung Ober seine Namenaktien verlangen. Der Aktionar hat jedoch keinen Anspruch auf Druck und Auslieferung von Wertpapieren oder Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form.	A shareholder may at any time request from the Company the issuance of a confirmation regarding his or her registered shares. However, the shareholder is not entitled to the printing or delivery of securities or to the conversion of registered shares issued in a specific form into another form.

Die Gesellschaft kann jederzeit Wertpapiere (Einzelurkunden, Zertifikate oder Globalurkunden) ausgeben oder ihre Namenaktien von einer Form in eine andere Form umwandeln sowie ausgegebene Wertpapiere, die bei ihr eingeliefert werden, annullieren.	The Company may issue securities (individual share titles, certificates or global certificates) or convert its registered shares from one form into another form at any time, as well as cancel issued securities that are returned to the Company.

Werden Aktientitel ausgegeben, so mossen sie van mindestens einem Mitglied des Verwaltungsrats unterschrieben sein.	If share certificates are issued, they must be signed by at least one member of the Board of Directors.

Artikel 5 - Zerlegung und Zusammenlegung von Aktien	Article 5 - Splitting and Consolidation of Shares

Die Generalversammlung kann bei unverandert bleibendem Aktienkapital durch Statutenanderung jederzeit Namenaktien in solche van kleinerem Nennwert zerlegen oder zu solchen van grosserem Nennwert zusammenlegen, wobei letzteres der Zustimmung aller betroffenen Aktionare bedarf.	By amending the Articles of Association, the Meeting of Shareholders is authorized at any time - with unchanged share capital - to split shares into shares with lower par value or to consolidate shares into shares with higher par value, whereby the latter requires the consent of all shareholders affected.

Artikel 6 - Aktien- und Wertrechtebuch	Article 6 - Share Register and Book-Entry Securities Register

Der Verwaltungsrat fOhrt ein Aktienbuch, in welches Namen und Adresse der Aktionare und der allfalligen Nutzniesser und Pfandglaubiger, die Anzahl und der Nennwert der einzelnen Namenaktien sowie die Kategorien der Aktien jedes Aktionars und die Aktionare ohne Stimmrecht eingetragen werden mOssen.	The Board of Directors maintains a share register, in which the name and address of any shareholder and any usufructuary and pledgee, the number and nominal value of each individual registered share, the categories of shares held by each shareholder and any shareholder without voting rights shall be recorded.

Der Verwaltungsrat fOhrt ein Buch Ober die von der Gesellschaft ausgegebenen Wertrechte, in das die Anzahl und Stockelung der ausgegebenen Wertrechte sowie die ersten Nehmer eingetragen werden.	The Board of Directors shall maintain a register of uncertificated securities issued by the Company, in which the number and denomination of the issued uncertificated securities as well as the first acquirers are recorded.

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Das Aktienbuch fungiert gleichzeitig als Wertrechtebuch, sofern keine Aktienurkunden ausgegeben werden.			The share register at the same time serves as book-entry securities register to the extent no share certificates are issued.

Im Verhaltnis zur Gesellschaft gilt als Aktionar oder als Nutzniesser, wer im Aktienbuch eingetragen ist. Der Aktionar kann van der Gesellschaft eine Bescheinigung darober verlangen, dass er ordnungsgemass in das Aktienbuch eingetragen ist.

Whoever is listed in the share register is deemed to be a shareholder or usufructuary vis-a-vis the Company. A shareholder may request a confirmation from the Company that he or she is duly registered in the share register.

Artikel 7 - Verzeichnis der wirtschaftlich berechtigten Personen			Article 7 - Register of Beneficial Ownership

Der Verwaltungsrat fuhrt ein Verzeichnis Ober die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen. Das Verzeichnis enthalt den Var- und den Nachnamen sowie die Adresse der wirtschaftlich berechtigten Personen. Die Dokumente, die einer Meldung nach Artikel 697j OR zugrunde liegen, werden wahrend zehn Jahren nach der Streichung der Person aus dem Verzeichnis aufbewahrt.

The Board of Directors shall keep a register of the beneficial owners notified to the Company. This register shall contain the first name and surname and the address of the beneficial owners. The documents on which notice under Article 697j CO are based must be retained for ten years following the person’s deletion from the register.

III.	ORGANE DER GESELLSCHAFT		III.	CORPORATE BODIES

Die Organe der Gesellschaft sind:			The corporate bodies of the Company are:

	A.	Die Generalversammlung		A.	The Meeting of Shareholders

	B.	Der Verwaltungsrat		B.	The Board of Directors

	C.	Die Revisionsstelle		C.	The Auditors

A.	GENERALVERSAMMLUNG		A.	THE MEETING OF SHAREHOLDERS

Artikel 8 - Befugnisse			Article 8 - Powers

Oberstes Organ der Gesellschaft ist die Generalversammlung der Aktionare. Sie hat folgende unobertragbaren Befugnisse:			The Meeting of Shareholders is the supreme body of the Company. It has the following non-transferrable powers:

	1.	die Festsetzung und Anderung der Statuten;		1.	to adopt and amend the Articles of Association;

	2.	die Wahl und die Abberufung der Mitglieder des Verwaltungsrates und der Revisionsstelle;		2.	to elect and dismiss the members of the Board of Directors and the Auditors;

	3.	die Genehmigung des Lageberichtes und der Konzernrechnung;		3.	to approve the management report and the consolidated financial statements;

	4.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung Ober die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;		4.	to approve the annual accounts and to determine the allocation of the balance sheet profits, in particular the determination of dividends and shares of profit paid to members of the Board of Directors;

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5.	die Beschlussfassung Ober die Ausrichtung und Festsetzung einer Zwischendividende sowie die Genehmigung des dafOr erforderlichen Zwischenabschlusses;	5.	to pass resolutions concerning the distribution and determination of an interim dividend and the approval of the interim financial statements required for this purpose;

6.	die Beschlussfassung Ober die ROckzahlung der gesetzlichen Kapitalreserve;	6.	to pass resolutions concerning the repayment of the statutory capital reserve;

7.	die Entlastung der Mitglieder des Verwaltungsrates und mit der GeschaftsfOhrung betrauten Personen; und	7.	to discharge the members of the Board of Directors and the persons entrusted with management; and

8.	die Beschlussfassung Ober die Gegenstande, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.	8.	to pass resolutions concerning all matters which are reserved to the authority of the Meeting of Shareholders by law or by the Articles of Association.

Artikel 9 - Einberufung und Traktandierung		Article 9 - Convocation and Agenda Items

Die ordentliche Generalversammlung ist jahrlich innerhalb von sechs Monaten nach Abschluss des Geschaftsjahres abzuhalten. Ausserordentliche Generalversammlungen werden so haufig wie notig einberufen, insbesondere in den vom Gesetz vorgesehenen Fallen.		The annual Meeting of Shareholders shall be held within six months after closing of the business year. Extraordinary Meetings of Shareholders shall be called as often as necessary, in particular if provided for by law.

Die Generalversammlung ist spatestens 20 Tage vor dem Versammlungstag durch schriftliche Mitteilung per Brief oder E-Mail an die im Aktienbuch eingetragene Adresse jedes einzelnen Aktionars und allfalliger Nutzniesser einzuberufen. Die Einberufung erfolgt durch den Verwaltungsrat, notigenfalls durch die Revisionsstelle. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensglaubiger zu.		The Meeting of Shareholders shall be called no later than 20 days prior to the date of the meeting in writing by letter or e-mail to the address of each individual shareholder and usufructuary recorded in the share register. The meeting shall be called by the Board of Directors or, if required, by the Auditors. The liquidators and the representatives of the bondholders also have the convening right.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionaren, die zusammen mindestens 10 Prozent des Aktienkapitals oder der Stimmen vertreten, verlangt werden. Sie mossen die Einberufung schriftlich verlangen. Die Verhandlungsgegenstande und Antrage mossen im Begehren enthalten sein.		A Meeting of Shareholders may also be convened by one or more shareholders who together represent at least 10 percent of the share capital or votes. They must request the convocation in writing. The items on the agenda and the proposals must be included in the request.

Aktionare, die zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, konnen die Traktandierung eines Verhandlungsgegenstands verlangen. Das schriftliche Traktandierungsgesuch hat mindestens 40 Tage vor der Generalversammlung bei der Gesellschaft einzutreffen.		Shareholders collectively representing at least 5 percent of the share capital or votes may request that an item be included on the agenda. The written request for an item to be placed on the agenda must be received by the Company at least 40 days before the Meeting of Shareholders.

In der Einberufung sind bekanntzugeben:		The notice convening the meeting shall state:

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1.	das Datum, der Beginn, die Art und der Ort der Generalversammlung;	1.	the date, the beginning, the type and the place of the Meeting of Shareholders;

2.	die Verhandlungsgegenstande;	2.	the items on the agenda;

3.	die Antrage des Verwaltungsrats gegebenenfalls die Antrage der Aktionare samt kurzer Begr0ndung;	3.	the motions of the Board of Directors, if any, the motions of the shareholders, together with a brief statement of the reasons therefor;

4.	gegebenenfalls der Name und die Adresse des unabhangigen Stimmrechtsvertreters.	4.	if applicable, the name and address of the independent proxy.

Der Verwaltungsrat stellt sicher, dass die Verhandlungsgegenstande die Einheit der Materie wahren, und legt der Generalversammlung alle lnformationen vor, die fur ihre Beschlussfassung von Bedeutung sind. Er darf die Verhandlungsgegenstande in der Einberufung summarisch darstellen, sofern er den Aktionaren weiterfOhrende lnformationen elektronisch zuganglich macht.		The Board of Directors shall ensure that the items on the agenda preserve the cohesion of subject matter and shall present to the Meeting of Shareholders all information that is of significance for its decision-making. It may summarize the items on the agenda in the notice of the meeting, provided that it makes further information available to the shareholders electronically.

Ober Gegenstande, die nicht in dieser Weise angek0ndigt warden sind, konnen unter Vorbehalt der Bestimmungen Ober die Universalversammlung keine Beschl0sse gefasst werden; ausgenommen sind Antrage auf Einberufung einer ausserordentlichen Generalversammlung, auf DurchfOhrung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle. Dagegen bedarf es zur Stellung von Antragen im Rahmen der Verhandlungsgegenstande und zu Verhandlungen ohne Beschlussfassung keiner vorherigen Ank0ndigung.		Subject to the provisions governing the plenary meeting, no resolutions may be passed on items not announced in the manner outlined above, save for motions to convene an extraordinary Meeting of Shareholders, to conduct a special investigation and to elect an auditor. No advance notice is required to propose motions with respect to agenda items duly notified in advance and to debate agenda items without passing any resolution.

Spatestens 20 Tage vor der ordentlichen Generalversammlung sind den Aktionaren der Geschaftsbericht und gegebenenfalls der Revisionsbericht zuganglich zu machen.		The annual report and, if applicable, the audit report shall be made available to the shareholders no later than 20 days before the Meeting of Shareholders.

Der Verwaltungsrat teilt ihnen mit, wie sie Zugang zu diesen Dokumenten erlangen konnen.		The Board of Directors shall inform them on how to obtain access to these documents.

Sofern die Unterlagen nicht elektronisch zuganglich sind, kann jeder Aktionar verlangen, dass ihm diese rechtzeitig zugestellt werden.		If the documents are not accessible electronically, each shareholder may request that they be sent to him or her in due time.

Sofern die Unterlagen nicht elektronisch zuganglich sind, kann jeder Aktionar wahrend eines Jahres nach der Generalversammlung von der Gesellschaft verlangen, dass ihm der Geschaftsbericht in der von der Generalversammlung genehmigten Form sowie gegebenenfalls den Revisionsbericht zugestellt werden.		If the documents are not accessible electronically, each shareholder may, for a period of one year after the Meeting of Shareholders, request the Company to send him or her the annual report in the form approved by the Meeting of Shareholders and, if applicable, the audit report.

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Artikel 10 - Universalversammlung und Zirkularbeschluss	Article 10 - Universal Meeting and Circular Resolution

Die Eigentomer oder Vertreter samtlicher Aktien konnen, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der tor die Einberufung vorgeschriebenen Formvorschriften abhalten.	The owners or representatives of all the Company’s shares may, if no objection is raised, hold a Meeting of Shareholders without complying with the formal requirements for convening meetings.

In dieser Versammlung kann Ober alle in den Geschaftskreis der Generalversammlung fallenden Gegenstande gOltig verhandelt und Beschluss gefasst werden, solange die Eigentomer oder Vertreter samtlicher Aktien daran teilnehmen.	As long as the owners or representatives of all shares are present or represented at such meeting, all matters which fall within the competence of the Meeting of Shareholders may validly be discussed and resolved upon.

Die Generalversammlung kann ebenfalls ohne Einhaltung der tor die Einberufung geltenden Vorschriften abgehalten werden, wenn die BeschlOsse auf schriftlichem Weg auf Papier oder in elektronischer Form erfolgen, sofern nicht ein Aktionar oder dessen Vertreter die mOndliche Beratung verlangt.	The Meeting of Shareholders may also be held without complying with the formal requirements for convening meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or his or her representative requests oral deliberation.

Artikel 11 - Tagungsort	Article 11 - Venue

Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung.	The Board of Directors shall determine the venue of the Meeting of Shareholders.

Durch die Festlegung des Tagungsortes dart tor keinen Aktionar die Ausobung seiner Rechte im Zusammenhang mit der Generalversammlung in unsachlicher Weise erschwert werden.	The determination of the venue shall not make it inappropriately difficult for any shareholder to exercise his or her rights in connection with the Meeting of Shareholders.

Die Generalversammlung kann an verschiedenen Orten im In- oder Ausland gleichzeitig durchgefOhrt werden. Die Voten der Teilnehmer mossen in diesem Fall unmittelbar in Bild und Ton an samtliche Tagungsorte Obertragen werden.	The Meeting of Shareholders may be held simultaneously at various locations in Switzerland or abroad. In this case, the votes of the participants must be transmitted directly in sound and vision to all meeting locations.

Die Generalversammlung kann auch im Ausland durchgefOhrt werden. Auf die Bezeichnung eines unabhangigen Stimmrechtsvertreters kann der Verwaltungsrat verzichten, sofern alle Aktionare damit einverstanden sind.	The Meeting of Shareholders may also be held abroad. The Board of Directors may waive the appointment of an independent proxy if all shareholders agree.

Der Verwaltungsrat kann vorsehen, dass Aktionare, die nicht am Ort der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausOben konnen.	The Board of Directors may provide that shareholders who are not present at the venue of the Meeting of Shareholders may exercise their rights by electronic means.

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Artikel 12 - Virtuelle Generalversammlung		Article 12 - Virtual Meeting of Shareholders

Eine Generalversammlung kann mit elektronischen Mitteln ohne physischen Tagungsort durchgefOhrt werden (virtuelle Generalversammlung). DerVerwaltungsrat kann in diesem Fall auf die gesetzlich vorgesehene Bezeichnung eines unabhangigen Stimmrechtsvertreters verzichten.		The Meeting of Shareholders may be held by electronic means without a meeting venue (virtual Meeting of Shareholders). In this case, the Board of Directors may waive the statutory appointment of an independent proxy.

Der Verwaltungsrat regelt die Verwendung der elektronischen Mittel. Er stellt sicher, dass		The Board of Directors determines the use of electronic means. It ensures that

1.	die ldentitat der Teilnehmer feststeht;	1.	the identity of the participants is established;

2.	die Voten in der Generalversammlung unmittelbar Obertragen werden;	2.	the votes in the Meeting of Shareholders are transmitted directly;

3.	jeder Teilnehmer Antrage stellen und sich an der Diskussion beteiligen kann;	3.	each participant can make motions and take part in the discussion;

4.	das Abstimmungsergebnis nicht verfalscht werden kann.	4.	the voting results cannot be falsified.

Treten wahrend der Generalversammlung technische Probleme auf, sodass die Generalversammlung nicht ordnungsgemass durchgefOhrt werden kann, so muss sie wiederholt werden. BeschlOsse, welche die Generalversammlung var dem Auftreten der technischen Probleme gefasst hat, bleiben gOltig.		If technical problems occur during the Meeting of Shareholders so that the Meeting of Shareholders cannot be held properly, it must be repeated. Resolutions passed by the Meeting of Shareholders before the occurrence of such technical problems shall remain valid.

Artikel 13 - Vorsitz und Protokoll; Teilnahme der Mitglieder des Verwaltungsrates		Article 13 - Chairperson and Minutes; Participation of the Members of the Board

Den Vorsitz der Generalversammlung fOhrt der Prasident oder ein anderes Mitglied des Verwaltungsrates. Die Person, die den Vorsitz in der Generalversammlung fOhrt, muss kein Aktionar sein. 1st kein Mitglied des Verwaltungsrates anwesend, wahlt die Generalversammlung einen Tagesvorsitzenden. Der Vorsitzende bezeichnet den ProtokollfOhrer und die Stimmenzahler, die nicht Aktionare sein mossen.		The Meeting of Shareholders shall be chaired by the President of the Board of Directors or by another member of the Board of Directors. The person chairing the meeting does not need to be a shareholder. If no member of the Board of Directors is present, the Meeting of Shareholders elects a chairperson of the day. The Chairperson of the Meeting of Shareholders designates the secretary and the scrutineer who do not need to be shareholders.

Der Verwaltungsrat sorgt fOr die FOhrung des Protokolls. Dieses Protokoll halt fest:		The Board of Directors shall ensure that minutes are taken. The minutes shall record:

1.	das Datum, den Beginn und das Ende sowie die Art und den Ort der Generalversammlung;	1.	the date, the beginning and the end, as well as the type and the place of the Meeting of Shareholders;

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2.	Die Anzahl, die Art, den Nennwert und die Kategorie der vertretenen Aktien, unter Angabe der Aktien, die vom unabhangigen Stimmrechtsvertreter, van den Organstimmrechtsvertretern oder van Depotvertretern vertreten werden;	2.	the number, type, par value and category of shares represented, specifying the shares represented by the independent proxy, by the corporate proxy or by proxies for deposited shares;

3.	die Beschli.isse und die Wahlergebnisse;	3.	the resolutions and the election results;

4.	die in der Generalversammlung gestellten Begehren um Auskunft und die darauf erteilten Antworten;	4.	the requests for information made at the Meeting of Shareholders and the answers given thereto;

5.	die van den Aktionaren zu Protokoll gegebenen Erklarungen;	5.	the statements made by the shareholders for the record;

6.	relevante technische Probleme, die bei der Durchfi.ihrung der Generalversammlung auftreten.	6.	relevant technical problems encountered in the conduct of the Meeting of Shareholders.

Das Protokoll ist vom Vorsitzenden der Generalversammlung und vom Protokollfi.ihrer zu unterzeichnen. Jeder Aktionar kann verlangen, dass ihm das Protokoll innerhalb van 30 Tagen nach der Generalversammlung zuganglich gemacht wird.		The minutes shall be signed by the Chairperson of the Meeting of Shareholders and the keeper of the minutes. Any shareholder may request that the minutes be made available to him or to her within 30 days of the Meeting of Shareholders.

Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen. Sie konnen Antrage stellen.		The members of the Board of Directors are entitled to attend the Meeting of Shareholders. They may make motions.

Artikel 14 - Stimmrecht und Vertretung		Article 14 - Voting Right and Proxy

Die Aktionare i.iben ihr Stimmrecht in der Generalversammlung nach Verhaltnis des gesamten Nennwerts der ihnen gehorenden Aktien aus.		The shareholders shall exercise their voting rights at the Meeting of Shareholders in proportion to the total nominal value of the shares they own.

Jeder stimmberechtigte Aktionar kann seine Aktien in der Generalversammlung selbst vertreten oder durch einen Vertreter seiner Wahl ausi.iben lassen. Der Vertreter hat sich durch schriftliche Vollmacht auszuweisen.		Each shareholder entitled to vote may represent his or her shares at the Meeting of Shareholders or may have them represented by a representative of his or her choice. The representative must present a written proxy.

Artikel 15 - Beschlussfassung		Article 15 - Resolutions

Die Generalversammlung fasst ihre Beschli.isse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der vertretenen Aktienstimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.		Unless otherwise provided by law or the Articles of Association, the Meeting of Shareholders passes resolutions and conducts elections by an absolute majority of all votes represented. In the event of a tie, a motion shall be deemed rejected. The Chairperson of the Meeting of Shareholders does not have the casting vote.

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Ein Beschluss der Generalversammlung, der mindestens zwei Drittel (66[2]13%) aller an der Generalversammlung vertretenen Aktienstimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich fur:		A resolution passed by at least two thirds (66[2]13%) of the votes represented at the meeting and the majority of the aggregate nominal value of the shares represented is required for:

1.	die Anderung des Gesellschaftszwecks;	1.	the change of the Company’s purpose;

2.	die Zusammenlegung von Aktien, soweit dafOr nicht die Zustimmung aller betroffenen Aktionare erforderlich ist;	2.	the consolidation of shares, insofar as this does not require the consent of all shareholders affected;

3.	die Kapitalerhohung aus Eigenkapital, gegen Sacheinlagen oder durch Verrechnung von Forderungen und die Gewahrung von besonderen Vorteilen;	3.	a capital increase against the Company’s equity, against contributions in kind, or by offsetting receivables, as well as the granting of special privileges;

4.	die Einfuhrung von Vorzugsaktien durch Umwandlung von Stammaktien in Vorzugsaktien bei gleichbleibender Nennwertstockelung sowie die Anderung von mit bestimmten Aktienkategorien verbundenen Vorzugsrechten;	4.	the introduction of preferred shares by conversion of ordinary shares into preferred shares with unchanged par value denomination as well as the modification change of preferential rights associated with certain categories of shares;

5.	die Einschrankung oder Aufhebung des Bezugsrechts;	5.	any limitation or withdrawal of subscription rights;

6.	die EinfOhrung eines bedingten Kapitals oder eines Kapitalbands;	6.	the introduction of a conditional capital or a capital band;

7.	die Beschrankung der Obertragbarkeit von Namenaktien;	7.	the restriction of the transferability of registered shares;

8.	die Einfuhrung von Stimmrechtsaktien;	8.	the creation of shares with privileged voting rights;

9.	den Wechsel der Wahrung des Aktienkapitals;	9.	the change of currency of the share capital;

10.	die Einfuhrung des Stichentscheids des Vorsitzenden in der Generalversammlung;	10.	the introduction of the casting vote of the Chairperson in the Meeting of Shareholders;

11.	eine Statutenbestimmung zur DurchfOhrung der Generalversammlung im Ausland;	11.	a provision in the Articles of Association for the holding of the Meeting of Shareholders abroad;

12.	die Verlegung des Sitzes der Gesellschaft;	12.	the change of the registered office of the Company;

13.	der Verzicht auf die Bezeichnung eines unabhangigen Stimmrechtsvertreters fur die Durchfuhrung einer virtuellen Generalversammlung;	13.	the waiver of the appointment of an independent proxy for the conduct of a virtual Meeting of Shareholders;

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	14.	die Einfi.ihrung einer statutarischen Schiedsklausel; und		14.	the introduction of an arbitration clause in the Articles of Association; and

	15.	die Auflosung der Gesellschaft.		15.	the liquidation of the Company.

Statutenbestimmungen, die f0r die Fassung bestimmter Beschl0sse grossere Mehrheiten als die vom Gesetz vorgeschriebenen festlegen, konnen nur mit dem vorgesehenen Mehr eingefOhrt, geandert oder aufgehoben werden.			Should the Articles of Association contain provisions which set higher majorities than those provided for by law for the adoption of certain resolutions, such provisions may be introduced, amended or repealed only with such higher majority.

Im Obrigen richten sich die Befugnisse und die Organisation der Generalversammlung, soweit die Statuten nicht etwas anderes festlegen, nach den gesetzlichen Vorschriften.			Further, unless the Articles of Association provide otherwise, the powers and organization of the Meeting of Shareholders are governed by the law.

B.	VERWALTUNGSRAT		B.	BOARD OF DIRECTORS

Artikel 16 - Organisation			Article 16 - Organization

Der Verwaltungsrat besteht aus einem oder mehreren Mitgliedern.			The Board of Directors shall consist of one or more members.

Im Rahmen von Gesetz und Statuten organisiert sich der Verwaltungsrat selber. Er bezeichnet seinen Prasidenten und nach Bedarf einen Vizeprasidenten. Weiter bestimmt der Verwaltungsrat die fi.ir die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.			The Board of Directors constitutes itself in accordance with the provisions of law and the Articles of Association. It appoints a President and, if required, a Vice-President. The Board of Directors appoints authorized signatories of the Company and determines their signing authority.

Der Verwaltungsrat kann im Rahmen seiner Zustandigkeit und Befugnisse Reglemente erlassen. Solche Reglemente konnen fOr wichtige Entscheide des Verwaltungsrates auch qualifizierte Prasenz- und Zustimmungsquoren vorsehen.			Within its responsibilities and powers, the Board of Directors may enact Board Regulations. Such Board Regulations may provide for qualified attendance quorums and qualified majority thresholds for important decisions of the Board of Directors.

Artikel 17 - Bestellung und Abberufung			Article 17 - Appointment and Dismissal

Die Mitglieder des Verwaltungsrates werden durch die Generalversammlung jeweils fOr die Dauer van einem Jahr gewahlt. Wiederwahl ist zulassig.			The members of the Board of Directors are elected by the Meeting of Shareholders for a term of office of one year. Re-election is permissible.

Steht die Wahl oder Wiederwahl mehrerer Mitglieder des Verwaltungsrates an, konnen diese auch gemeinsam gewahlt werden (Art. 710 Abs. 2 OR).			If several members of the Board of Directors are to be elected or re-elected, they may also be elected jointly (art. 710 para. 2 CO).

Neugewahlte treten in die Amtsdauer derjenigen Mitglieder ein, die sie ersetzen.			Newly elected members take over the term of office of the members whom they replace.

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Artikel 18 - Sitzungen und Beschlussfassung	Article 18 - Meetings and Resolutions

Sitzungen des Verwaltungsrates werden durch den Prasidenten oder, im Verhinderungsfalle, durch ein anderes Mitglied mittels schriftlicher Mitteilung (Brief oder E-Mail) so haufig einberufen, wie es die Geschafte erfordern. Jedes Mitglied kann unter Angabe der Gronde vom Prasidenten die unverzogliche Einberufung einer Sitzung verlangen.	Meetings of the Board of Directors shall be called by its President or, if he/she is prevented from doing so, by any other member, by means of written notification (letter or e-mail) as often as business matters require. Any member may request the President to call a meeting without delay, subject to stating the grounds for such requests.

Die Einberufung des Verwaltungsrates hat mindestens 10 Tage vor dem Sitzungstage zu erfolgen. In dringenden Fallen kann diese Frist verkOrzt werden.	A meeting of the Board of Directors shall be called at least 10 days prior to the day of the meeting. This period may be shortened in cases of urgency.

Der Verwaltungsrat fasst seine BeschlOsse an Sitzungen mit Tagungsort (einschliesslich Ober Telefon-, Video- oder Computerkonferenz oder andere direkte Kommunikationsmittel) oder unter Verwendung elektronischer Mittel, in sinngemasser Anwendung der Artikel 701c-701e OR, oder auf schriftlichem Weg auf Papier oder in elektronischer Form, sofern nicht ein Mitglied die mOndliche Beratung verlangt. Im Fall der Beschlussfassung auf elektronischem Weg ist keine Unterschrift erforderlich; vorbehalten bleibt eine anderslautende, schriftliche Festlegung des Verwaltungsrats.	The Board of Directors passes its resolutions at meetings with a venue (including meetings held by telephone, video or computer conference or other means of direct communication) or, by using electronic means, applying Articles 701c-701e CO mutatis mutandis, or in writing on paper or electronically, unless a member requests that it be debated orally. If the resolution is passed electronically, no signature is required, unless the Board of Directors specify a different requirement in writing.

An Sitzungen (einschliesslich Ober Telefon-, Video- oder Computerkonferenz oder andere elektronische Mittel) kann der Verwaltungsrat goltig BeschlOsse fassen, falls die Mehrheit seiner Mitglieder anwesend ist oder mittels Telefon-, Video- oder Computerkonferenz oder anderer elektronischer Mittel teilnimmt, soweit nicht ein anderes Anwesenheitsquorum im Organisationsreglement statuiert ist. Kein Prasenzquorum ist erforderlich, wenn ausschliesslich die DurchfOhrung einer Kapitalerhohung, Nachliberierung oder Kapitalherabsetzung oder eines Wechsels der Wahrung des Aktienkapitals festzustellen und die anschliessend vorzunehmende Statutenanderung zu beschliessen ist (insbes. Art. 634b, 652g, 653g, 653u und 6530 OR).	The Board of Directors may pass resolutions at meetings (including meetings held by telephone, video or computer conference or other electronic means), if the majority of its members are present or participate via telephone, video or computer conference or other electronic means, unless a different quorum is stipulated in the Board Regulations. There is no need for a quorum, if only the implementation of an increase of capital, a subsequent payment of capital or a decrease of capital or a change of the currency of the share capital and the corresponding amendment of the Articles of Association is determined (in particular art. 634b, 652g, 653g, 653u and 6530 CO).

Soweit nicht ein hoheres Zustimmungsquorum in einem entsprechenden Organisationsreglement festgelegt ist, fasst der Verwaltungsrat seine BeschlOsse mit dem absoluten Mehr der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende den Stichentscheid.	Unless higher majority thresholds are set forth in the Board Regulations, the Board of Directors passes its resolutions by an absolute majority of the votes cast. In the event of a tie, the Chairperson of the Meeting of Board of Directors has the casting vote.

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Ober die Verhandlungen und BeschlOsse ist ein Protokoll zu fuhren, das vom Vorsitzenden und vom Protokollfuhrer unterzeichnet wird.		The discussions and the resolutions of the Board of Directors shall be recorded in minutes, which shall be signed by the Chairperson of the Meeting of the Board of Directors and the minute-taker.

Artikel 19 - Recht auf Auskunft und Einsicht		Article 19 - Right of Information and Inspection

Jedes Mitglied des Verwaltungsrates kann Auskunft Ober alle Angelegenheiten der Gesellschaft verlangen.		Any member of the Board of Directors may request information about all matters relating to the Company.

In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschaftsfuhrung betrauten Personen zur Auskunft verpflichtet.		At the meetings, all members of the Board of Directors and persons entrusted with management are obliged to provide information.

Ausserhalb der Sitzungen kann jedes Mitglied van den mit der Geschaftsfuhrung betrauten Personen Auskunft Ober den Geschaftsgang und, mit Ermachtigung des Prasidenten, auch Ober einzelne Geschafte verlangen.		Outside of the meetings, every member may ask the persons entrusted with management for information about the course of business and, with the authorization of the President, about individual transactions.

Soweit es fur die Erfullung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Prasidenten beantragen, dass ihm Bucher und Akten vorgelegt werden.		Insofar as is necessary to carry out a duty, any member may ask the President for books of account and files to be submitted to him or her.

Weist der Prasident ein Gesuch auf Auskunft, Anhorung oder Einsicht ab, so entscheidet der Verwaltungsrat.		If the President refuses a request for information, consultation or inspection, the Board of Directors shall decide.

Regelungen oder BeschlOsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Verwaltungsrate erweitern, bleiben vorbehalten.		The foregoing is without prejudice to regulations or resolutions by the Board of Directors which extend the right of information and inspection on the part of members of the Board of Directors.

Artikel 20 - Befugnisse		Article 20 - Powers

Der Verwaltungsrat hat folgende unObertragbare und unentziehbare Aufgaben:		The Board of Directors has the following non-transferrable and inalienable duties:

1.	die Oberleitung der Gesellschaft und die Erteilung der notigen Weisungen;	1.	to ultimately manage the Company and issue the necessary directives;

2.	die Festlegung der Organisation;	2.	to determine the Company’s organization;

3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie die Finanzplanung, sofern dies fur die FOhrung der Gesellschaft notwendig ist;	3.	to structure the accounting system, the financial controls and, to the extent necessary for the management of the Company, the financial planning;

4.	die Ernennung und Abberufung der mit der Geschaftsfuhrung und der Vertretung betrauten Personen;	4.	to appoint and remove the persons entrusted with the management and representation of the Company;

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5.	die Oberaufsicht Ober die mit der Geschaftsfuhrung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5.	to exercise the ultimate supervision over the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6.	die Ersteliung des Geschaftsberichtes;	6.	to prepare the annual report;

7.	die Vorbereitung der Generalversammlung und die Ausfuhrung ihrer Beschlusse; und	7.	to prepare the Meeting of Shareholders and to implement its resolutions; and

8.	die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falie der Oberschuldung.	8.	to file a petition for debt-restructuring moratorium and to notify the court in case of over-indebtedness.

Der Verwaltungsrat ist zudem in alien Angelegenheiten und fur alle Beschlusse zustandig, die nicht nach zwingendem Recht oder den Statuten der Generalversammlung zugewiesen sind.		The Board of Directors shall also decide on all matters which are not by mandatory law or by the Articles of Association reserved for decision by the Meeting of Shareholders.

Der Verwaltungsrat kann die Vorbereitung und Ausfuhrung seiner Beschlusse oder die Oberwachung von Geschaften Ausschussen oder einzelnen Mitgliedern zuweisen. Er hat fur eine angemessene Berichterstattung an seine Mitglieder zu sorgen.		The Board of Directors may delegate the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. The Board of Directors shall provide for adequate reporting to its members.

Artikel 21 - Obertragung der Geschaftsfuhrung		Article 21 - Delegation of Management

Der Verwaltungsrat kann die Geschaftsfuhrung nach Massgabe eines Organisationsreglements ganz oder zum Teil einzelnen Mitglieder oder Dritten ubertragen (Geschaftsleitung).		The Board of Directors may delegate the management of the Company in whole or in part to individual members or third parties (executive board) in accordance with Board Regulations.

Dieses Reglement ordnet die Geschaftsfuhrung, bestimmt die hierfur erforderlichen Stellen, umschreibt deren Aufgaben und regelt insbesondere die Berichterstattung.		The Board Regulations govern the management of the Company, stipulate the positions required, define the duties associated with these positions and, in particular, determine the Company’s internal reporting.

Soweit die Geschaftsfuhrung nicht ubertragen worden ist, steht sie alien Mitgliedern des Verwaltungsrates gesamthaft zu.		To the extent management has not been delegated, it is vested jointly in the members of the Board of Directors.

Der Verwaltungsrat kann die Vertretung einem oder mehreren Mitgliedern (Delegierte) oder Dritten (Direktoren) ubertragen. Mindestens ein Mitglied des Verwaltungsrates muss zur Vertretung befugt sein.		The Board of Directors may delegate the power of representation to one or several members (delegates) or third parties (executive officers). At least one member of the Board of Directors must be empowered to represent the Company.

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C.	REVISIONSSTELLE		C.	THE AUDITORS

Artikel 22 - Revision			Article 22 - Audit

Die Generalversammlung wahlt fOr ein Geschaftsjahr eine Revisionsstelle. Wiederwahl ist moglich.			The Meeting of Shareholders elects the Auditors for a period of one business year. Re-election is possible.

Die Generalversammlung kann auf die Wahl einer Revisionsstelle verzichten, sofern:			The election of Auditors may be dispensed by the Meeting of Shareholders if:

	1.	die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist;		1.	the Company is not required to conduct an ordinary audit;

	2.	samtliche Aktionare zustimmen; und		2.	all shareholders agree; and

	3.	die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.		3.	the Company does not have more than ten full-time employees on annual average.

Der Verzicht durch die Generalversammlung gilt auch fOr die nachfolgenden Jahre. Jeder Aktionar hat jedoch das Recht, spatestens zehn Tage var der Generalversammlung die DurchfOhrung einer eingeschrankten Revision und die Wahl einer Revisionsstelle zu verlangen. Die Generalversammlung darf diesfalls die Beschl0sse nach Artikel 8 Ziff. 3 bis 6 erst fassen, wenn der Revisionsbericht vorliegt.			The waiver also applies for subsequent years. However, any shareholder has the right to request a limited audit and the election of an auditor, such request to be made no later than 10 days prior to the Meeting of Shareholders. In this case, the Meeting of Shareholders may only pass the resolutions pursuant to Article 8 items 3 to 6 only after the auditors’ report has been submitted.

Artikel 23 - Anforderungen an die Revisionsstelle			Article 23 - Requirements for Auditors

Als Revisionsstelle konnen eine oder mehrere natorliche oder juristische Personen oder Personengesellschaften gewahlt werden.			One or several individuals or legal entities or partnerships may be elected as statutory auditors.

Die Revisionsstelle muss ihren Wohnsitz, ihren Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben. Hat die Gesellschaft mehrere Revisionsstellen, so muss zumindest eine diese Voraussetzungen erfOllen.			The statutory auditors must have their domicile, registered office, or a registered branch office in Switzerland. If the Company has several statutory auditors’ bodies, at least one of them must fulfill these requirements.

1st die Gesellschaft zur ordentlichen Revision verpflichtet, so muss die Generalversammlung als Revisionsstelle einen zugelassenen Revisionsexperten bzw. ein staatlich beaufsichtigtes Revisionsunternehmen nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wahlen.			If the Company must carry out a regular audit, the Meeting of Shareholders must elect a licensed expert auditor or an auditing enterprise subject to public supervision to serve as the statutory auditors in accordance with the provisions set forth in the Law on supervision of auditors dated December 16, 2005.

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1st die Gesellschaft zur eingeschrankten Revision verpflichtet, so muss die Generalversammlung als Revisionsstelle einen zugelassenen Reviser nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wahlen. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach Artikel 22.		If the Company must carry out a limited audit, the Meeting of Shareholders must elect a licensed auditor to serve as the statutory auditor in accordance with the provisions set forth in the Law on supervision of auditors dated December 16, 2005. The waiver of election of statutory auditors set forth in Article 22 hereof remains reserved.

Die Revisionsstelle muss nach Art. 728 bzw. 729 OR unabhangig sein.		The statutory auditors must be independent according to art. 728 and 729 CO.

Die Revisionsstelle wird for ein Geschaftsjahr gewahlt. 1hr Amt endet mit der Abnahme der letzten Jahresrechnung. Eine Wiederwahl ist moglich. Die Generalversammlung kann die Revisionsstelle nur aus wichtigen Grunden abberufen.		The statutory auditors are elected for one year. Their office ends upon approval of the last annual accounts. They are eligible for re-election, and may be removed at any time and without prior notice. The Meeting of Shareholders may only dismiss the auditors for important reasons.

IV.	RECHNUNGSABSCHLUSSUND GEWINNVERTEILUNG	IV.	CLOSING OF ACCOUNTS AND DISTRIBUTION OF PROFIT

Artikel 24 - Geschaftsjahr und Rechnungslegung		Article 24 - Business Year and Financial Accounting

Der Verwaltungsrat legt das Geschaftsjahr fest.		The Board of Directors shall determine the business year of the Company.

Die Rechnungslegung erfolgt nach Massgabe der anwendbaren gesetzlichen Vorschriften und Rechnungslegungsstandards.		The financial accounting shall be in accordance with applicable statutory law and accounting standards.

Artikel 25 - Gewinnverwendung		Article 25 - Allocation of Profit

Uber die Verwendung des Bilanzgewinns beschliesst die Generalversammlung im Rahmen der gesetzlichen Bestimmungen (insbesondere Art. 671 ff. OR) nach freiem Ermessen.		The Meeting of Shareholders resolves on the allocation of the balance sheet profit at its sole discretion in accordance with statutory law (in particular art. 671 et seq. CO).

Artikel 26 - Auflosung und Liquidation		Article 26 - Dissolution and Liquidation

Wird die Gesellschaft aufgelost, so fOhrt der Verwaltungsrat die Liquidation durch, sofern die Generalversammlung nicht etwas anderes beschliesst.		If the Company is dissolved, the Board of Directors carries out the liquidation, unless determined otherwise by the Meeting of Shareholders.

V.	BENACHRICHTIGUNG	V.	NOTIFICATION

Artikel 27 - Mitteilungen und Bekanntmachungen		Article 27 - Communications and Notifications

Mitteilungen der Gesellschaft an die Aktionare erfolgen per Brief oder E-Mail an die im Aktienbuch aufgefOhrten Adressen.		Notifications by the Company to shareholders shall be made by letter or e-mail to the addresses entered in the share register.

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Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt (SHAB).	Formal publications of the Company shall be made in the Swiss Official Gazette of Commerce (SHAB).

Ausschliesslich die deutsche Fassung dieser Statuten ist rechtsverbindlich. Die englische 0bersetzung dieser Statuten hat keinerlei Rechtswirkungen und kann nicht zur Auslegung des deutschen Textes herangezogen werden.	Solely the German version of these Articles of Association shall be legally binding. The English translation shall have no legal effects and may not be used for the interpretation of the German wording.

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Zug, 18. Juni 2025	Zug, 18 June 2025

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